CODE OF ETHICS

Granahan Investment Management Inc.

December 3, 2025

Granahan Investment Management Inc. (“GIM” or “Adviser”) Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their access persons and requires those persons to comply with the Federal Securities Laws.

1.	Standards of Business Conduct

We seek to foster a reputation for fair and honest dealing with our clients. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Client. Our Client’s interests are paramount to and come before our personal interests. Our Access Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Client. This means that each must render disinterested advice, protect Client assets (including nonpublic information about the Client or an Investor’s account) and act always in the best interest of our Client. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons of GIM must not:

•	employ any device, scheme or artifice to defraud a Client;

•

make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manual.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.

Access Persons include: (1) any director or officer of the Adviser; (2) any employee at the Adviser who (a) has access to nonpublic information regarding any Client’s purchase or sale of securities, or portfolio holdings; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person.[2]

[1]

Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7. Access Persons are required to comply with all relevant compliance procedures, whether or not listed.

[2]	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons.

B.

Account means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

C.	Affiliated Fund means a fund for which GIM acts as the investment adviser, sub-adviser, or principal underwriter for the fund.

D.

Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

E.

Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

F.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

G.

Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

H.

Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

I.

Limited Offering is a private offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by the adviser are included in the term Limited Offering.

J.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

K.

Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; and (4) shares issued by open-end funds (other than Affiliated Funds).

3.	Substantive Restrictions

A.

Blackout Period. Access Persons shall not buy or sell a Reportable Security on the same day as any trades in the security are made for the Fund. The price paid or received by the Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

B.

IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval of the CCO or the CCO’s designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with GIM. An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.	Other Trading Restrictions. Access Persons may not hold more than 5% of the outstanding securities of a single company without the approval of the CCO.

D.

Short Swing Profits. Access Persons should not profit from frequent or short-term trading. CCO monitors personal trading of Access Persons and if there is evidence that an Access Person is engaging in frequent or short-term trading, the CCO will use discretion in resolving the situation with the Access Person.

E.

Gift Policy. Access Persons must not give or accept gifts from any entity doing business with or on behalf of the Adviser in contravention of our gift policy, as contained in our compliance procedures.

F.

Political Contributions. Access Persons may not make political contributions to state or local candidates or PACs for state or local elections without preclearance from the CCO or designee. Please refer to the policies and procedures related to political contributions in the adviser’s compliance manual. A Political Contribution Pre-clearance Request can be made through MyComplianceOffice.

G.

Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

H.

Fair Treatment. Access Persons must avoid taking any action which would favor one Client or Investor over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

I.

Service as Outside Director, Trustee or Executor. Access Persons must gain approval to serve on the boards of directors of publicly traded companies, or in any similar capacity. In the event such a request is approved, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with GIM or with respect to a family member, Access Persons must gain approval to serve as a trustee, executor or fiduciary or on a creditor’s committee.

J.

Forfeitures. If there is a violation of paragraphs A, B, C , D or E, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

K.

Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

L.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

M.

Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements and confirms to the CCO. Broker accounts should be updated initially or when open/closed. Access Persons must attest to their accounts on a quarterly basis in MyComplianceOffice.

4.	Pre-clearance and Reporting Procedures

A.	Pre-clearance. Access Persons must pre-clear the following transactions:

•

Transactions in equity securities, including options on equity securities, which are held in client portfolio, are being considered for purchase in a client portfolio, or whose market capitalization is less than $50 billion dollars and is traded on a major US exchange or market.

•	Acquisition of any securities issued as part of an IPO; and

•	Purchases of interests in a Limited Offering or private partnership.

Access Persons may seek approval for these types of personal by completing a Pre-clearance Request through MyComplianceOffice. Pre-clearance is good for 24 hours after the approval.

B.	Pre-clearance is not required for:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)	Purchases or sales of open-end mutual funds.[3]

(3)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(4)	Transactions in securities which are not Reportable Securities;

(5)	Purchases which are part of an Automatic Investment Plan or DRIP;

(6)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

[3]	Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 4.C.

(7)	Purchases or sales in fixed income securities.

(8)	Purchases or sales in ETFs

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.	Required Reports.

(1)

Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report via MyComplianceOffice: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)

the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security including any affiliated funds in which the Access Person has any direct or indirect Beneficial Ownership;

(b)

the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)

Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities including affiliated funds via MyComplianceOffice.

Transactions reports must contain the following information:

(a)

the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

Although Access Persons are not required to report transactions in accounts for which the Access Person does not have direct or indirect control, the Access Person must certify that he or she does not have direct or indirect control upon the initial reporting of the account and on a quarterly basis thereafter.

Granting third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. GIM will conduct additional due diligence to determine whether an Access Person may have any direct or indirect influence or control over the investment decisions of accounts they’ve granted third-party discretionary investment authority over, including:

(1)	Evaluating the relationship between the Access Person and the person managing the account;

(2)	Requesting completion of periodic certifications by the Access Person or third-party managers regarding the Access Person’s influence over the account;

(3)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

(4)	Periodically requesting statements for accounts managed by third-parties where there is no identified direct or indirect influence or control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exception, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to report transactions in the account on a quarterly basis, as required for any reportable account.

In the event the discretion over the account changes such that the Access Person has direct or indirect control, the Access Person must promptly report to the CCO and begin providing quarterly transactions for the account.

E.

Duplicate Statements/Transaction Data. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall provide duplicate copies of brokerage statements (or the same information in electronic format) covering each transaction in a Reportable Security and holdings in such account.

F.

Prohibition on Self Pre-clearance. No Access Person shall pre-clear his or her own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the Managing Partner will perform such actions as are required of the CCO by this Code.

5.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification via MyComplianceOffice. Annual certifications after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.

6.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.

Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the President and/or the Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by CCO, as applicable.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.

Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

7.	Recordkeeping and Review

This Code, a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.A. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5